EXHIBIT 10.1

Adrian Steeples
Expatriate Agreement
July 1, 2013

The following Expatriate Agreement (“Agreement”), effective July 1, 2013, is in addition to, and made a part of, the Employment Agreement between Quaker Chemical Limited (“Quaker” or the “Company”) and you dated December 7, 2010, as amended by letters to you dated June 15, 2011 and June 16, 2011 (the “Employment Agreement”).

Assignment:
Your assignment will begin on July 1, 2013 and expected to last three (3) years running through July 31, 2016. Quaker, at its sole discretion, can extend the duration of the assignment for an additional two (2) years at which the assignment period would end in July 31, 2018. At the end of the assignment, you will be repatriated to the Quaker Europe region where every effort will be made to return you an equivalent level position, or if a position is not available in Quaker Europe every effort will be made to find you a comparable position in another of Quaker’s regions.  However, you will not be required to take a position outside of the Quaker Europe region unless mutually agreeable.

Place of Work:
During your assignment your place of work will be Quaker's premises in China.

Appointment:
Effective as of the date written above, Quaker agrees to employ you, and you agree to serve as Quaker’s Vice President and Managing Director – Asia Pacific.  You shall perform all duties consistent with such position as well as any other duties that are assigned to you from time to time by the Chairman, Chief Executive Officer and President or the Board of Directors of Quaker.  You agree that you will, during the term of this Agreement or any extension or renewal thereof, devote your knowledge, skill, and working time solely and exclusively to the business and interests of Quaker.

Compensation and Benefits:
Effective July 1, 2013, your base monthly salary will be increased to £12,916.67 gross (subject to all applicable withholding) which represents an annualized amount of £155,000.04.  Your base monthly salary will be converted to CNY using the July 1, 2013 exchange (FX) rate. The base monthly salary amount in CNY will remain unchanged unless adjusted consistent with Quaker’s then current practice for reviewing executive officers’ salaries and performance.

You will be eligible for your next base monthly salary increase in March, 2014, consistent with Quaker’s current practice for reviewing executive officers’ salaries and performance.

You will be entitled to an annual incentive bonus package which will be between zero and up to a maximum of 60% of your then current base annual salary (annual salary defined as monthly gross salary x 12) in accordance with the Quaker’s Global Annual Incentive Plan.

Under Quaker’s Long-Term Incentive Plan, for the 2014 – 2016 through the 2016 – 2018 plan periods, you will participate at Level 1 with the awards to be annually approved by the Compensation and Management Development Committee of the Board of Directors of Quaker.  Both of the aforementioned incentive Plans may be amended by the Board of Directors at any time including eligibility to participate in any given incentive plan, the level of participation in any Quaker incentive plan, and the terms and conditions of any Quaker incentive plan.  Any changes to those Plans, including participation levels, shall not affect any of the other terms and conditions hereof or of the Employment Agreement, including, without limitation, the covenants contained in the Restrictions on Termination of Employment, which are contained at clause 17 of the Employment Agreement.

For the avoidance of doubt, while on assignment in China the compensation and benefits set out above replace in full the remuneration provided for at clause 5.1 of the Employment Agreement.

Severance:

You will be eligible for up to a total 12 months' severance (monthly base salary times 12), less required “Garden Leave” and any statutory severance pay, if you are asked to leave Quaker for any reason other than for Cause (as defined below).

For the purposes of this Agreement, "Cause" shall mean (a) your resignation, (b) your willful and material breach of your terms and conditions of employment, (c) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of your duties which is materially injurious to the Company, or (c) conviction of or plea of guilty to a felony.

Transportation:
You will be eligible for a company automobile (and driver) for business and personal use consistent with Quaker China practice applicable to such benefit as the same may be revised from time to time.  For the avoidance of doubt, while on assignment in China the transportation arrangements set out above replace in full the company car provided for at clause 5 of the Employment Agreement.

Medical Coverage:
You, your spouse and eligible children will be eligible for the international CIGNA medical and dental benefits plans while on assignment in China.  For the avoidance of doubt, while on assignment these benefits replace in full your entitlement to participate in the Company's Private Health Scheme provided for at clause 10 of the Employment Agreement.

Home Leave:
For the duration of your assignment, you and your spouse are eligible for home leave expense reimbursements of up to a total of CNY 94,000 (total) per assignment year, which are limited to airfare, automobile transportation, and lodging, when traveling to and from your home country.  If trips are not made, no reimbursement will be paid.

Language Training:
For your initial year, you and your spouse will be entitled to language training in the Mandarin language at a reasonable cost to be determined with the agreement of the Quaker Vice   President of Human Resources.

Household Goods:
Quaker will provide for the shipping of your household goods by air, at the beginning and end of the assignment, each for up to a maximum of 78 cubic feet of goods.

The Company will pay for reasonable cost of packing, transportation (sea shipment), and unpacking of personal and household goods from your UK residence to your housing location in the Shanghai area and back to UK upon the end of the assignment.

Personal Income Tax Filing Preparation:
Quaker will provide for the cost of your personal income tax filing preparation for UK and China for each calendar year while on assignment.

Cost of Living
Effective July 1, 2013 through the final full month of your assignment, you will receive a cost-of-living monthly base salary adjustment of £2,900. Your base monthly salary adjustment amount will be converted to CNY using the July 1, 2013 exchange (FX) rate. This base monthly salary adjustment amount will remain unchanged during the duration of the assignment. These payments will be subject to all normal withholdings.

Exchange Rate Equalization:
An exchange rate equalization calculation will be completed each January for the term of this assignment for the prior assignment year, and will be based on the rate of exchange on the pay dates of your regular monthly base pay versus the exchange rate on July 1, 2013.  Depending on the calculation, you may be eligible for an annual exchange rate equalization payment.

Tax Equalization:
A tax equalization calculation will be completed for each calendar year while on assignment.  Depending on the calculation, you may be eligible for a tax equalization payment.

Housing:
You will be eligible for Quaker paid housing allowance of up to CNY 42,500 per month.  Any cost over this amount will be your responsibility.

Memberships:
You will be eligible to assume the existing golf club membership held by the current ChinaManaging Director.

Confidential Information:
By signing this Agreement you acknowledge and agree that while on assignment in China references to the "Company" at clause 16 of the Employment Agreement shall include Quaker Chemical (China) Co Limited in addition to the Company.

Restrictive Covenants:
In addition to the restrictive covenants contained at clause 17 of the Employment Agreement, you hereby covenant with the Company (for itself for any Associated Company (as defined in the Employment Agreement) to which you provide services or with which you are involved or concerned during the assignment to China) in terms identical to those contained in clause 17 of the Employment Agreement save that references to the "Company" in clause 17 shall for the purposes of this Agreement be deemed to be read as references to the relevant Associated Company including, but not limited to Quaker Chemical (China) Co Limited.

Jurisdiction:
This agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English Courts.

Other than listed above, there will be no additional changes to all other terms and conditions of the Employment Agreement and any prior amendments thereto, as well as all company rules and practices, shall remain unchanged and in full force and effect.

This Agreement may be executed in one or more counterparts, all of which will be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile transmission) to the other parties hereto, it being understood that all parties need not sign the same counterpart.

We kindly request your acceptance of these terms by signing below and returning to the Vice President Human Resources in the Corporate Human Resources Department.

SIGNATURE
I hereby accept the offer as stated in the terms described above.

/s/ A. Steeples
Adrian Steeples

Date:	17/1/2013

Quaker Chemical Limited

By:	/s/ E. ten Duis
Date:	1-25-13

Quaker Chemical (China) Co Limited		Acknowledged and approved:
Quaker Chemical Corporation

By:	/s/ J.F. Nieman	By:	/s/Ronald S. Ettinger
Date:	1/29/2013	Date:	1/24/13